Eilenberg & Krause LLP

11 East 44th Street

New York, New York 10017
Telephone: (212) 986-9700

Facsimile: (212) 986-2399

September 16, 2010

Acorn Energy, Inc.
4 West Rockland Road
Montchanin, Delaware  19710

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Acorn Energy, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company, on the date hereof, under the Securities Act of 1933 for the purpose of registering an aggregate of 1,000,000 shares of its common stock, par value $.01 per share (the “Shares”), that may be issued pursuant to  the Company’s Amended and Restated 2006 Stock Incentive Plan (as amended and restated as of June 10, 2010) (the “2006 Plan”).

On the basis of such investigation as we have deemed necessary, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the 2006 Plan, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Eilenberg & Krause LLP